Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2014 relating to the consolidated financial statements and financial statement schedules of Altisource Residential Corporation (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph related to the significant related party transactions with Altisource Asset Management Corporation, Altisource Portfolio Solutions S.A., and Ocwen Financial Corporation), appearing in the Annual Report on Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission on February 20, 2014.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 24, 2014